Exhibit 16.2

November 9, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 16F of Form 20-F for the event that occurred on September 17, 2021, to be filed by our former client, Secoo Holding Limited. We agree with the statements made in response to that item related to changes in registrant’s certifying accountants insofar as they relate to our Firm.

Very truly yours,

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP